Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 25, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of ICAP Discretionary Equity Portfolio, ICAP Equity Portfolio, ICAP Select Equity Portfolio and ICAP Euro Select Equity Portfolio (constituting the ICAP Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 22, 2002